Exhibit 99.1

Hewitt Associates, Inc. 100 Half Day Road Lincolnshire, IL 60069 Tel (847) 295-5000 Fax (847) 295-7634 www.hewitt.com

For Immediate Release

February 11, 2005

Investor Contact: Genny Pennise, (847) 771-6460, investor.relations@hewitt.com

Media Contact: Kelly Zitlow, (847) 442-7662, kelly.zitlow@hewitt.com

Hewitt Associates Commences a Dutch Auction Tender Offer

LINCOLNSHIRE, Ill. – Hewitt Associates, Inc. (NYSE: HEW), a global human resources services firm, today announced that it has commenced a modified “Dutch Auction” tender offer to purchase up to 8 million shares of its outstanding Class A, Class B and Class C common stock. The Company believes that the tender offer is a prudent use of its financial resources given its strong cash position and expected future cash flows, business profile, assets and the current market price of its Class A common stock. The tender offer represents an opportunity for the Company to return cash to stockholders who elect to tender their shares, while at the same time increasing non-tendering stockholders’ proportionate interest in the Company. The tender offer also provides the Company with the opportunity to repurchase shares from current Class B and Class C stockholders who are otherwise subject to transfer restrictions expected to expire in June 2005.

The Company is offering to purchase up to 8 million shares, or approximately 7% of its outstanding Class A, Class B and Class C common stock, at a purchase price between $29.00 and $31.50 per share. The tender offer commenced today and is set to expire, unless extended, at 12:00 midnight, New York City Time, on Friday, March 11, 2005. Tenders of shares must be made prior to the expiration date of the tender offer and any shares tendered may be withdrawn any time prior to the expiration of the tender offer.

Under the procedures of the tender offer, the Company’s stockholders will have the opportunity to select the price within the specified range at which each stockholder is willing to sell all or a portion of his or her shares to the Company. Based on the number of shares tendered and the prices specified by tendering stockholders, the Company will determine the single per share price within the range that will enable it to buy 8 million

Argentina

Australia

Austria

Belgium

Brazil

Canada

Channel Islands

Chile

China

Czech Republic

France

Germany

Greece

Hong Kong

Hungary

India

Ireland

Italy

Japan

Malaysia

Mauritius

Mexico

Netherlands

Philippines

Poland

Puerto Rico

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

shares, or such lesser number of shares as are properly tendered and not withdrawn. All shares accepted in the tender offer will be purchased at the same determined price per share regardless of whether the stockholder tendered at a lower price. The Company will pay the same price per share for each share of Class A, Class B and Class C common stock purchased in the tender offer. If holders of more than 8 million shares properly tender and do not withdraw their shares at or below the determined price per share, the Company will purchase shares tendered by those stockholders, at the determined price per share, on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 shares), which the Company will purchase on a priority basis, as specified in the tender offer. Stockholders whose shares are purchased in the tender offer will be paid the determined purchase price net in cash, without interest, promptly after the expiration of the offer period. The offer is not contingent upon the receipt of financing or any minimum number of shares being tendered, but is subject to various other conditions described in the Offer to Purchase.

Goldman, Sachs & Co. will serve as the dealer manager for the offer. Georgeson Shareholder Communications, Inc. will serve as the information agent for the offer.

The Company’s board of directors has approved the tender offer. However, neither the Company nor its board of directors nor the dealer manager is making any recommendation to stockholders as to whether to tender or refrain from tendering their shares or as to the purchase price at which stockholders may choose to tender their shares. Stockholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase by the Company.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s stock. The Company’s offer will only be made pursuant to the Offer to Purchase and related materials that the Company will be sending out to its stockholders shortly. Stockholders should read these materials carefully. The materials contain important information, including various terms and conditions to the offer. Stockholders can obtain a copy of the Offer to Purchase and related materials for free at the Securities and Exchange Commission’s web site,

www.sec.gov, or from Georgeson Shareholder Communications, Inc., the Company’s information agent for the offer, by calling 1-877-278-9664. Stockholders are urged to carefully read these materials prior to making any decision with respect to the offer.

About Hewitt Associates

With more than 60 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The firm consults with more than 2,300 companies and administers human resources, health care, payroll and retirement programs on behalf of more than 300 companies to millions of employees and retirees worldwide. Located in 35 countries, Hewitt employs approximately 19,000 associates. For more information, please visit: www.hewitt.com.

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